Exhibit 99.1

Security With Advanced Technology Focuses of Current Revenue Opportunities, Restructures Executive Leadership and Reduces Overhead.

SWAT-Expands current product offerings while continuing to evaluate development work on its IM-5

Westminster, Colo., October 29, 2007—Security With Advanced Technology announced today that significant cost cutting measures have been implemented including an approximate 25% reduction in fulltime staff. Additionally, Jeff McGonegal, the Company’s CFO, has agreed to become Chief Executive Officer of the Company. Scott Sutton will continue in his role as President. In connection with these changes, the Company’s focus and resource allocation for approximately the next six months will be in support of near term product revenue opportunities. Such opportunities will be directed through three business segments, the Veritas Tactical segment, the Avurt segment and the Vizer segment. Ben Cook will lead the Veritas Tactical division, focusing on non-lethal products and training to the law enforcement and military markets both domestically and internationally. Greg Milan will lead the Avurt division covering non-lethal products for the consumer markets. Corey Holland leads the Vizer division which sells facility based and mobile transportation products for access control, digital video surveillance and technology based security product offerings.

Currently available and being sold through the Veritas Tactical and Avurt divisions are the new SWAT C-8 and P-8 launchers. The consumer based model, the C-8 and the agency based model the P-8 are pistol-sized personal-protection devices that shoot semi-automatically up to eight .68 caliber PAVA filled projectiles at over 400 feet per second utilizing patented technologies. These launchers’ PAVA powder filled projectiles are non-lethal, but will cause an attacker’s nose, throat and eyes to burn, temporarily disabling, regardless of whether the attacker is human or animal. In addition to the effect of the PAVA itself, based upon the velocity of the projectile, a significant painful impact is delivered to the target, similar to being hit by a blunt object. With a range of approximately 75 feet the SWAT C-8 and P-8‘s can stop an attacker at significantly greater distances than conventional stun guns and pepper spray products currently being sold in the marketplace. The launcher’s unique patented proprietary magazine design houses both its disposable CO-2 canister and 8 PAVA projectiles and is designed to be rapidly reloaded. The launchers will also fire inert practice rounds, marking rounds and plastic glass breaking rounds. SWAT has begun initial sales of these launchers and is in discussions with additional potential agency customers ranging from police departments and correctional facilities to security guards.

The P-8 and C-8 launchers are being produced for SWAT under an expanding arrangement with Tiberius Arms. The products have been created using what we believe to be the state of the art Tiberius patented proprietary pneumatic air system and rapid change magazine. Tiberius is also in advanced prototype assembly of our new Mark IV rifle launcher that is scheduled to be available for customer demos and trials in December 2007, with production units planned to ship in January 2008.

Veritas Tactical recently introduced the new less-lethal P-8 launcher and a prototype of the new Mark IV launcher at the Milipol show in Paris and the Land Warfare show in Australia and both products received great interest from attendees for these new agency products.

SWAT’s new Avurt IM-5 launcher was previously anticipated to commence shipping in late August. Due to re-tooling of certain parts to overcome certain deficiencies, including lower than specified projectile velocity, the launch of this product continues to experience engineering delays. While progress is being made on the product, currently the Company does not have an anticipated launch date. Customers who pre-ordered the Avurt IM-5 launcher have been offered the C-8 as a replacement launcher should they chose to receive a consumer based launcher product now.

Vizer continues to market and sell its facility and mobile based product line. Sales of Vizer’s facility access products and mobile digital video recording devices (the ShiftWatch™ product line) accounted for approximately 70% of the Company’s consolidated sales for the first half of 2007. Based upon Vizer’s current backlog and advancing installations of the ShiftWatch current generation products, Vizer sales are anticipated to increase in the second half of 2007.

“We believe this new lean and mean structure for SWAT will better enable us to pursue its goals and focus on the non-lethal product market.” stated Greg Pusey Chairman of Security With Advanced Technology. “We are actively pursuing specific product and technology avenues of what we believe to be superior technology in the non-lethal sector. Our goal is to become the premier non-lethal solution to police, military and civilians, worldwide. I would encourage anyone interested in true non-lethal protection to consider acquiring one of our new C-8 pistols. I bought one for personal use recently and found it to be a powerful tool and also effective against animals as well as a means of home protection.”

The SWAT-C-8 is available and shipping to consumers today. The SWAT-C-8 is available in blue or blaze orange and retails for $399.99. For more information about the SWAT-C-8 launcher or to order please visit www.avurt.com or call 1-877-MY-AVURT (692-8878). For additional information on Tiberius Arms please visit www.tiberiusarms.com.

About Security With Advanced Technology, Inc.
Security With Advanced Technology, Inc. is a leading provider of high-tech security products and services, which include non-lethal personal protection devices, surveillance and intrusion detection systems and mobile digital video surveillance solutions. SWAT’s products and services are designed for government agencies, military and law enforcement, in addition to transportation, commercial facilities and non-lethal personal protection segments. For additional information visit www.swat-systems.com or call the corporate headquarters at (800) 498-7965.

Forward-Looking Statement
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company and may not materialize, including, without limitation, the efficacy of the company’s products and services, the company’s ability to secure its ownership of, right to use and protect its intellectual property and proprietary technology and the company’s ability to complete development of and launch its products and services. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, the company does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the company’s recent filings with the SEC.

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Contacts:	Jeff McGonegal, CEO - 303/ 475-3786 Greg Pusey, Chairman - 303/ 722-4008 Scott Sutton, President - 303/ 439-0372